UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2006

ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Charter)

Republic of Liberia

(State or Other Jurisdiction of Incorporation)
1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)
1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-539-6000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On May 31, 2006, Royal Caribbean Cruises Ltd. issued a press release entitled “Royal Caribbean Announces Intention to Engage in Certain Financing Transactions.” A copy of this press release is furnished as Exhibit 99.1 to this report. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of Royal Caribbean Cruises Ltd., whether made before or after the filing of this report, regardless of any general incorporation language in the filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1 – Press release entitled “Royal Caribbean Reports First Quarter 2006 Earnings” dated April 21, 2006 (furnished pursuant to Item 2.02).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	May 31, 2006	By:

			Name:	Luis E. Leon
			Title:	Executive Vice President and Chief Financial Officer

Exhibit 99.1

ROYAL CARIBBEAN ANNOUNCES INTENTION TO ENGAGE IN CERTAIN FINANCING TRANSACTIONS

MIAMI –May 31, 2006– Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced its intention to engage in a number of transactions.

•

The Company expects to call for redemption all of its outstanding Liquid Yield OptionTM Notes due 2021 (“LYONS”).   Because these notes are currently “out-of-the-money”, the Company expects that the LYONS will be redeemed at their accreted principal amount which, based on today’s value, approximates $543 million.

•

The Company expects to call for redemption all of its outstanding zero coupon convertible notes due 2021 (“Zeros”).  Because these notes are currently “in-the-money”, the Company expects that the holders of the Zeros will exercise their right to convert them into shares of common stock of the Company prior to redemption.  The Company also expects to implement a stock buy back program for approximately 4.1 million shares, which approximates the number of shares that the Company anticipates issuing in order to satisfy the Zeros holders’ conversion requests.

•	The Company expects to arrange financing for these transactions through public debt offerings and/or bank financing.

As the LYONS and Zeros are treated as debt for balance sheet purposes, the incurrence of debt to finance these transactions is not expected, taken as a whole, to materially increase the Company’s level of debt. Additionally, because the Company expects to repurchase shares of common stock to offset the number of shares anticipated to be issued upon conversion of the Zeros, the Company does not expect that the transactions, taken as a whole, will have a material impact on earnings per share.

Commenting on the proposed transactions, Luis E. Leon, Executive Vice President and Chief Financial Officer, said “We view this as an opportune time to simplify our balance sheet and eliminate potential future dilution while maintaining our financial strength.”

It will take some time to complete the implementation of these transactions. Depending upon market conditions, the Company expects completion by year end.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International and Celebrity Cruises, with a combined total of 29 ships in service and five on order. The company also offers unique land-tour vacations in Alaska, Canada and Europe through its cruise-tour division. Additional information can be found on www.royalcaribbean.com, www.celebrity.com or www.rclinvestor.com.

Certain statements in this news release are forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Such factors include general economic and business conditions, vacation industry competition, including cruise vacation industry competition, changes in vacation industry capacity, including over capacity in the cruise vacation industry, the impact of tax laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the implementation of regulations in the United States requiring United States citizens to obtain passports for travel to additional foreign destinations, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.